Exhibit 10.2

DEFERRED STOCK AWARD AGREEMENT

FOR COMPANY EMPLOYEES

UNDER THE WATTS WATER TECHNOLOGIES, INC.

SECOND AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

The award of deferred Class A Common Stock (“Deferred Stock”) of Watts Water Technologies, Inc. (the “Company”) made to the grantee (the “Grantee”), as set forth in the Deferred Stock award notification provided through the Grantee’s stock plan account on the E*TRADE website, is subject to the provisions of the Company’s Second Amended and Restated 2004 Stock Incentive Plan (the “Plan”) and the terms and conditions contained in this Deferred Stock Award Agreement (the “Agreement”).  By accepting the award of Deferred Stock on the E*TRADE website, the Grantee agrees to the terms and conditions of this Agreement.

1.         Nature and Acceptance of Award .  The Deferred Stock award entitles the Grantee to receive that number of shares of Class A Common Stock of the Company (“Stock”) as set forth on the E*TRADE website with respect to this award upon vesting as provided in this Agreement.  The Grantee shall have no rights to the Deferred Stock or to receive the Stock upon settlement of the Deferred Stock under this Agreement unless he or she shall have accepted the Deferred Stock award and this Agreement through the E*TRADE website.  Unless and until the shares of Stock are actually issued to the Grantee upon vesting of the Deferred Stock in accordance with this Agreement, the Grantee shall not by reason of being granted the Deferred Stock be deemed to be a shareholder of the Company or to have any other right to the Stock, except as otherwise provided in this Agreement.  Accordingly, the Grantee has no right to vote or receive dividends or any other rights as a shareholder with respect to the shares of Deferred Stock.

2.         Restrictions and Conditions.

(a)        The Deferred Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee.

(b)        If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason (other than death, disability or due to Normal Retirement (as defined below)) prior to vesting of the Deferred Stock granted herein, the unvested shares of Deferred Stock shall be immediately and automatically forfeited to the Company upon termination of employment, without payment of any consideration to the Grantee.  The Grantee shall have no further rights with respect to the Deferred Stock or to receive shares of Stock with respect thereto.

3.         Vesting of Deferred Stock.

(a)        Unless otherwise provided in this Agreement or the Plan, the Deferred Stock shall vest in accordance with the following vesting schedule:  33⅓% of the total number of shares of Deferred Stock shall vest on the first anniversary of the date of grant, an additional 33⅓% of the total number of shares of Deferred Stock shall vest on the second anniversary of the date of grant, and the remaining 33⅓% of the total number of shares of Deferred Stock shall vest on the third anniversary of the date of grant.  Each anniversary of the date of grant being a “Payment Date”.

(b)        Notwithstanding the foregoing, if the Grantee’s employment is terminated by reason of death or disability (as determined by the Administrator) prior to the vesting of shares of Deferred Stock granted herein, the unvested shares of Deferred Stock held by the Grantee shall become fully vested and such date of termination will be a “Payment Date”.

(c)        If the Grantee’s employment is terminated due to Normal Retirement (as defined below) prior to the vesting of the shares of Deferred Stock granted herein, then the unvested shares of Deferred Stock held by the Grantee shall continue to vest in accordance with the vesting schedule and be settled on each Payment Date as set forth in Section 3(a) above as if Grantee remained employed, but only if Grantee (i) has complied with the provisions of Section 9 at all times during his or her employment, (ii) continues to comply with the provisions of Section 9, and (iii) if deemed necessary by the Company to have an enforceable non-compete similar to that provided by Section 9(b), then to execute and not revoke or violate a separate Non-Competition Agreement the terms of which are substantially similar to those set forth in Section 9(b). For the avoidance of doubt, if (A) the Grantee violates the provisions of Section 9, (B) fails to execute a Non-Competition Agreement as may be requested by the Company, (C) revokes or violates any Non-Competition Agreement so executed, or (D) the obligations set forth in Section 9(b) or the Non-Competition Agreement are deemed unenforceable, then the Deferred Stock shall not continue to vest pursuant to this Section 3(c) and any unvested Deferred Stock shall be immediately and automatically forfeited to the Company without any further action required by the Company.

(d)        For purposes of this Agreement, the term “Normal Retirement” shall mean any termination of the Grantee’s employment (other than a Company-initiated termination for Cause) after the date the Grantee attains age 55 and completes 10 or more years of employment or service with the Company or one of its Subsidiaries (as determined by the Administrator).  “Cause” shall mean (i) an act constituting a felony; (ii) fraud or dishonesty that results in or is likely to result in economic damage to the Company; or (iii) willful misconduct in the performance of duties.

(e)        The Administrator may at any time accelerate the vesting schedule specified in this Section 3.

4.         Delivery of Stock.  As soon as practicable following a Payment Date and subject to vesting under Section 3, the Company shall issue in the name of the Grantee that number of shares of Stock corresponding to this award, without any of the restrictions contained in Paragraph 2 applicable thereto. Notwithstanding anything herein to the contrary, the Company may postpone the issuance of the shares of Stock until it is satisfied that the issuance of such Stock will not violate any applicable law. The actual issuance of the shares of Stock shall be subject to the terms and conditions as the Company may establish from time to time in order to comply with applicable law.

5.         Dividend Equivalents.  An account shall be established for the Grantee, to which shall be credited dividend equivalents equal to the product of (a) the number of shares of Deferred Stock subject to this award, and (b) the dividend declared on a single share of Stock.  To the extent the Grantee becomes vested in the Deferred Stock, the Grantee shall be entitled to a cash distribution of the dividend equivalents credited to his or her account at the same time as the shares of Stock are issued with respect to the Deferred Stock so vesting.

6.         Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.         Limitations on Transferability.  This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

8.         Tax Withholding.  The Grantee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, local or other taxes of any kind required by law to be withheld with respect to the grant or vesting of the Deferred Stock and/or payment of dividend equivalents thereon under Paragraph 5.  The Grantee shall satisfy such tax withholding obligations on the Deferred Stock by transferring to the Company, on each date on which such tax liability shall arise, such number of shares of Stock or Deferred Stock as have a Fair Market Value equal to the amount of the Company’s tax withholding obligation in connection with such shares of Stock or Deferred Stock.  Such delivery of Stock or Deferred Stock to the Company shall be deemed to happen automatically, without any action required on the part of the Grantee, and the Company is hereby authorized to take such actions as are necessary to effect such delivery.  With respect to the dividend equivalents, the Grantee authorizes the Company to withhold from any cash payments thereof, the amount of all required tax withholdings.

9.         Non-Solicitation, Non-Disparagement and Non-Competition for Retiree Vesting.

(a)        In consideration of the Company entering into this Agreement with the Grantee, the Grantee agrees that throughout his or her term of employment with the Company and for a period of twelve (12) months following the Grantee’s date of termination with the Company, the Grantee shall not, directly or indirectly: (i) divert or attempt to divert or assist others in diverting any business of the Company by soliciting, contacting or communicating with any customer or supplier of the Company with whom the Grantee has direct or indirect contact or upon termination of employment has had direct or indirect contact during the twelve (12) month period immediately preceding the Grantee’s date of termination with the Company; (ii) solicit, induce, attempt to induce or assist others in attempting to induce any employee of or other service provider to the Company with whom the Grantee has worked or had material contact with, during the twelve (12) month period immediately preceding the termination of the Grantee’s employment, to leave the employment of the Company or a subsidiary of the Company or to accept employment or affiliation with any other company or firm of which the Grantee becomes an employee, owner, partner or consultant; or (iii) make any statements, orally or in writing, cause to be published or in any way disseminate any information concerning the Company or any subsidiaries of the Company concerning the Company’s business, business operations or business practices that in any way, in form or substance, harms, disparages or otherwise casts an unfavorable light upon the Company or any subsidiaries of the Company or upon any of their reputations or standing in the business community or the community as a whole.  The provisions of this Section 9 do not prohibit the Grantee from communicating with, cooperating with, or providing information to the Securities and Exchange Commission, the Department of Labor, the EEOC, the NLRB, or any government agency that might be interpreted as disparaging.    In consideration of the Company entering into this Agreement with the Grantee, the Grantee further agrees that throughout his or her term of employment with the Company, except on behalf of the Company, the Grantee shall not, directly or indirectly, engage in or participate in, or prepare to engage in or participate in, the Business, or provide services in any capacity to any person or entity engaged in or preparing to engage in the Business in competition with the Company. For purposes of this Section 9 and each subpart, “Company” shall include the Company and any parent company, subsidiary, or affiliated company of the Company and any of their respective successors or assigns.

(b)        In consideration of the continued vesting of the Grantee’s Deferred Stock pursuant to Section 3(c) above, the Grantee agrees that throughout his or her term of employment with the Company and following the Grantee’s termination with the Company due to Normal Retirement through the last Payment Date provided in Section 3(a), the Grantee will not, directly or indirectly, either through any form of ownership (other than ownership of securities of a publicly-held corporation of which the Grantee owns, or has real or contingent rights to own, two percent (2%) or less of any class of outstanding securities) or as a director, officer, principal, agent, employee, employer, advisor, consultant, investor, member, partner or in any other individual or representative capacity whatsoever, either for Grantee’s own benefit or for the benefit of any other person, (i) engage or participate in, or prepare to engage in or participate in, the Business or (ii) manage, join, operate, lend to, invest in, control, or render any services to any person or entity engaged in or preparing to engage in the Business, in each case (i) and (ii) in competition with the Company anywhere in the Restricted Territory.  For purposes of this Agreement, the “Restricted Territory” means each city, county, state, territory and country in which (i) Grantee provided services or had a material presence or influence at any time during the last two (2) years of Grantee’s employment with the Company or (ii) the Company is engaged in or is preparing to engage in the Business as of the date of Grantee’s termination of employment, which Grantee acknowledges includes the Americas, Europe, and Asia-Pacific, Middle East and Africa.  For purposes of this Agreement, “Business” means the business of (i) supplying products and systems that manage and conserve the flow of fluids and energy into, through and out of buildings in the residential and commercial markets, (ii)  designing, fabricating and distributing residential and commercial flow control products, HVAC and gas products, drainage and water re-use products as well as water quality products, and (iii) any other business the Company is engaged in or preparing to engage in as of the date of Grantee’s termination of employment.

(c)        The Grantee and the Company acknowledge and mutually agree that the continued vesting of the Deferred Stock pursuant to Section 3(c) above following the Grantee’s termination is sufficient consideration to enforce the non-competition provision set forth in

Section 9(b) above.  The non-competition provision set forth in Section 9(b) shall take effect on the date Grantee accepts this Agreement through the E*TRADE website.

10.       Compensation Recovery Policy.  Notwithstanding anything contained in this Agreement to the contrary, all Deferred Stock awarded under this Agreement, and any shares of Class A Common Stock issued upon settlement hereunder shall be subject to forfeiture or repayment pursuant to the terms of the Company’s Compensation Recovery Policy as in effect from time to time, including any amendments necessary for compliance with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

11.       Miscellaneous.

(a)        Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Grantee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)        This Agreement does not confer upon the Grantee any rights with respect to continuation of employment by the Company or any Subsidiary. Further, Grantee understands and agrees that Grantee’s employment with the Company is and shall remain at-will. Nothing in this Agreement is intended to modify the at-will nature of Grantee’s employment relationship with the Company.

(c)        Grantee acknowledges that Grantee has the right to consult with independent legal counsel prior to accepting this Agreement and that Grantee either consulted, or on Grantee’s own volition chose not to consult, with such counsel.